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                                  EXHIBIT 99.01

                                  Press Release

COMPANY PRESS RELEASE

FNB FINANCIAL SERVICES CORPORATION COMPLETES ACQUISITION OF BLACK DIAMOND SAVINGS BANK, F.S.B.

REIDSVILLE, N.C.--(BUSINESS WIRE)--Sept. 1, 1999--FNB Financial Services Corporation (NASDAQ/NMS: FNBF - news) completed late yesterday its acquisition of Norton, Virginia-based Black Diamond Savings Bank, F.S.B.

The acquisition represents FNB's initial expansion of its operations into Virginia.

In connection with the acquisition, accounted for as a pooling of interests, FNB has issued approximately 1,113,397 shares of its common stock to the former Black Diamond shareholders, and FNB has assumed options to purchase approximately 121,848 shares of FNB common stock by former Black Diamond option holders. With the completion of the transaction, FNB will have outstanding approximately 4,460,902 shares of common stock. Black Diamond shareholders will receive instructions from the exchange agent in the near future for the exchange of share certificates.

Black Diamond shareholders will receive 1.3333 shares of FNB common stock for each share of Black Diamond common stock they own. The deal is valued at $19.33 per Black Diamond common share, based on FNB's closing price of $14.50 on August 31.

In connection with the acquisition, current Black Diamond directors Don M. Green and Gary G. Blosser will be appointed to the FNB board of directors.

Black Diamond, with approximately $135 million in assets at June 30, 1999, operates four banking offices in Virginia. Its market area includes Harrisonburg (Rockingham County), Norton (Wise County), Pennington Gap (Lee County), and Richlands (Tazewell County).

FNB is a North Carolina bank holding company with consolidated assets of approximately $425 million at June 30, 1999. FNB, through its subsidiary, FNB Southeast, currently operates nine banking offices concentrated in the Piedmont/Triad region of the state and in Wilmington. The Bank is community oriented, characterized by local affiliations and personalized services, while at the same time providing its customers with the financial sophistication and breadth of products usually associated with much larger regional banks.

Contact:

     FNB Financial Services Corporation, Reidsville
     Ernest J. Sewell, 336/342-3346